UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

First Century Bankshares

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CENTURY BANKSHARES, INC.

500 Federal Street

Bluefield, West Virginia 24701

March 26, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First Century Bankshares Inc., (the “Company”) a West Virginia corporation and owner of 100% of the outstanding common stock of its subsidiary, First Century Bank, N.A., Bluefield, West Virginia, which will be held on Tuesday, April 20, 2004, at 11:00 o’clock a.m., at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia. A luncheon for all shareholders in attendance will be held immediately following the Annual Meeting of Shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope for which postage has been paid. If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call First Century Bank, N.A., (304)325-8181.

You will be asked at the meeting to fix the number of directors for the Company for the ensuing year at thirteen (13), and to elect the nominees submitted for your consideration in the accompanying Proxy Statement. You will also be asked to ratify the selection of independent auditors for the Company for the year ending December 31, 2004.

You are urged to read this accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Corporation and the independent auditors of the Corporation.

Very truly yours,

B. L. Jackson, Jr. Chairman of the Board

R. W. Wilkinson, President and Chief Executive Officer

FIRST CENTURY BANKSHARES, INC.

500 Federal Street

Bluefield, West Virginia 24701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. on Tuesday, April 20, 2004

PLACE	Fincastle Country Club 1000 Country Club Drive Bluefield, Virginia

ITEMS OF BUSINESS	(1) To fix the number of directors for the Company for the ensuing year at thirteen (13) and to elect the nominees submitted for your consideration;

(2) Ratify the selection of the Company’s independent auditors for the fiscal year ending December 31, 2004; and

(3) To transact such other business as may properly come before the meeting. The Board of Directors at present knows of no other business to come before the annual meeting.

RECORD DATE	Only those shareholders of record at the close of business on March 16, 2004 shall be entitled to notice and to vote at the meeting.

ANNUAL REPORT	Our 2003 Annual Report, which is not a part of the proxy materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. Please MARK,
SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked prior to its exercise at the Meeting.

March 26, 2004	B. L. Jackson Chairman of the Board

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First Century Bankshares, Inc. 500 Federal Street Bluefield, West Virginia 24701

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of First Century Bankshares, Inc. (“First Century,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2004 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on April 20, 2004, beginning at 11:00 a.m. The Meeting will be held at the Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia.

Shareholders Entitled to Vote

Holders of record of First Century common shares at the close of business on March 16, 2004 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 1,991,000 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Proxies

Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

List of Shareholders

A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our offices at 500 Federal Street, Bluefield, West Virginia 24701, beginning on March 31, 2004, between the hours of 9:00 a.m. and 4:00 p.m. You may also obtain a list by contacting the Secretary of the Company.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of Directors. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

Cumulative Voting

At our 2004 Annual Meeting, the number of directors to be elected is thirteen (13). Each shareholder has the right to cast one (1) vote in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the thirteen (13) nominees. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of First Century Bankshares, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

On the record date, there were 1,991,000 shares of common stock outstanding which are held by approximately 564 shareholders of record. A majority of the outstanding shares of First Century Bankshares, Inc. will constitute a quorum at the meeting.

The affirmative vote of a majority of the votes cast is required to approve the appointment of PricewaterhouseCoopers LLP. Abstentions and broker “non-votes” are not counted for purposes of approving this matter.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, names changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

(800) 368-5948

www.rtco.com

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in First Century shares with the SEC. Based on our records and other information, we believe that in 2003 our Directors and executive officers met all applicable SEC filing requirements.

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2003, the Board of Directors met five (5) times. The Board of Directors of the Company has a standing Executive Committee, Audit and Compliance Committee and Compensation Committee. The following directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and all committees of the board on which he served: Eustace Frederick, Marshall S. Miller and Scott H. Shott.

Name	Board		Executive Committee		Audit and Compliance		Compensation Committee
Paul Cole, Jr.	X
Eustace Frederick	X				X	*
B. L. Jackson, Jr.	X	*			X
Robert M. Jones, Jr.	X		X	*			X	*
Marshall S. Miller	X
Charles A. Peters	X		X				X
John H. Shott	X
Scott H. Shott	X		X				X
Walter L. Sowers	X				X
Wm. Chandler Swope	X
J. Brookins Taylor	X
Frank W. Wilkinson	X		X
R. W. Wilkinson	X		X

2003 Meetings	5		3		5		1

*	Chair

The Executive Committee

The Executive Committee is comprised of five directors, Robert M. Jones, Jr., Charles A. Peters, Scott H. Shott, Frank W. Wilkinson and R. W. Wilkinson. The Executive Committee makes recommendations regarding nominees to the Board of Directors, and is responsible for the management of the budget, development of policies and implementation of such policies and review of personnel and salaries. The Executive Committee performs such duties and exercises the powers delegated to it by the Board of Directors.

The Audit and Compliance Committee

The Audit and Compliance Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent auditors, the scope and results of the examination of financial statements, audit fees and any recommendations with respect to internal controls and financial matters. This committee is also responsible for monitoring trust activities, including the review of the assets in each trust as to their safety and current value, and the advisability of retaining or disposing of such assets. The Audit and Compliance Committee has adopted a written charter. The charter was attached to the Company’s 2002 proxy statement.

Current members of this committee are Eustace Frederick, B. L. Jackson, Jr., and Walter L. Sowers.

Under the definition of independence set forth in Rule 4200(a)(15) of the NASDAQ listing standards, the Board of Directors has determined that all members of the audit committee are independent. In addition, the Board of Directors has determined that all members of the Audit and Compliance Committee are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. For information concerning the audit fees paid by the Company in 2003 and for information about the Company’s auditors generally, see the section entitled “Audit and Compliance Committee Report” on page 11.

Compensation Committee

The Compensation Committee consists of the non-employee members of the Executive Committee which are Robert M. Jones, Charles A. Peters and Scott H. Shott. This Committee establishes the compensation and evaluates the performance of the President and CEO and other executive officers.

Nominating Committee and the Nomination Process

The Company does not have a standing Nominating Committee. The Company’s Board of Directors is responsible for nominating members to be presented for election by the Company’s shareholders. The Company’s Executive Committee, acting as its Nominating Committee, is responsible for identifying and reviewing candidates for director positions and submitting nominees to the Board of Directors. Stockholders may propose nominees for directors by either delivering notice to the Company’s Board of Directors prior to the Annual Meeting of Shareholders or by attending the Annual Meeting of Shareholders and making a nomination from the floor. The Company does not have a Nominating Committee Charter.

In determining nominees for the Board, the Executive Committee (serving as the Nominating Committee) and the Board consider the requirements of applicable law as well as the candidates’ strength of character, judgment, business experience, specific areas of expertise and factors relating to the composition of the Board (including size and structure). The Board of Directors and the Executive Committee (serving as the Nominating Committee) also believe that nominees for the Board should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. Continuity of board membership is also an important consideration in this process.

Members of the Executive Committee include Robert M. Jones, Jr., Charles A. Peters, Scott H. Shott, Frank W. Wilkinson and R. W. Wilkinson. Based on the listing standards for independence as defined by the NASDAQ, Messrs. R. W. Wilkinson and Frank W. Wilkinson would not be considered to be independent members of the Nominating Committee because they are also Executive Officers of the Company. Messrs. Jones, Peters and Shott would be considered independent under this standard.

The Executive Committee (serving as the Nominating Committee) does not have a formal policy with respect to consideration of director candidates recommended by security holders. Historically, the nomination process has been an informal one. No stockholder has ever sought to make a nomination and the Board has not previously considered the necessity of a defined process. In light of the recent adoption of rules by the Securities and Exchange Commission addressing the nomination process, the Board of Directors has committed to evaluate the current nomination process by resolution adopted on February 17, 2004. One area that will be addressed in this self-evaluation is formalizing the procedure for shareholder nominations.

The Executive Committee (serving as the Nominating Committee) would consider a shareholder nomination in light of the criteria for directors discussed above.

Related Transactions

Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with, First Century Bankshares, Inc. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Indemnification

We indemnify our Directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is required under our By-laws.

Fees and Benefit Plans for Directors

Directors of First Century Bankshares, Inc. receive the following compensation.

Meeting Fees. Non-employee Directors of the Company are paid a retainer fee of $2,000 for board meeting attendance and $100 for each committee meeting attended during the year, except for the members of the Audit Committee, who receive $150.00 for each committee meeting attended. All fees paid to Directors of First Century Bankshares, Inc. are paid by First Century Bank, N.A. Directors of First Century Bankshares, Inc. who are also directors of First Century Bank, N.A. receive compensation in the amount of $300 for each bank board meeting attended and $100 for each committee meeting attended.

Employee directors do not receive board fees for their service on either the Company’s Board or the board of the Company’s subsidiary.

Director Stock Option Plan. The Company adopted a stock option plan in 1998 (the “Director Stock Option Plan”) which provides for the issuance of 30,000 options to purchase shares of the Company’s common stock to directors of the Company and its subsidiaries. The options have an exercise price equal to the market price of the common stock on the date of grant. The options are fully vested upon their date of grant. As of December 31, 2003, options for 11,000 shares of common stock were available for future issuance under the Director Stock Option Plan. There were no options issued in 2003 under the Director Stock Option Plan.

Shareholder Communications with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any individual Director. Shareholders may send written communications to the Board of Directors or to any individual Director c/o Secretary, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or to the individual Director on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. Twelve (12) of the fourteen (14) nominees for the Board of Directors in 2003 attended the 2003 Annual Meeting of Shareholders.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors currently consists of one class of fourteen (14) Directors. Thirteen (13) Directors will be elected at our 2004 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2005.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the thirteen nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2005 at the Annual Meeting: Paul Cole, Jr., Eustace Frederick, B. L. Jackson, Jr., Robert M. Jones, Jr., Marshall S. Miller, Charles A. Peters, John H. Shott, Scott H. Shott, Walter L. Sowers, Wm. Chandler Swope, J. Brookins Taylor, Frank W. Wilkinson and R. W. Wilkinson.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees for Director are set forth on the following pages.

Security Ownership of Directors and Officers

As of March 1, 2004, Directors and the named executive officers of the Company:

•	owned beneficially, directly or indirectly, the number of shares of common stock indicated; and

•	held the number of options exercisable within sixty (60) days after that date, to purchase the number of shares indicated pursuant to the Company’s Stock Option Plans.

All Directors and executive officers as a group owned 446,623 shares or 22.43% of the Company’s common stock.

Family Relationships

Mr. Frank W. Wilkinson is the son of R. W. Wilkinson. Scott H. Shott is John H. Shott’s uncle.

Name and Age as of the April 20, 2004 Meeting Date		Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock and Options

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2004

			Shares		Options	%
Paul Cole, Jr.	72	President, Cole Motor Company and Cole Chevrolet—Cadillac; Director of the Company since 1998.	21,500	(1)	1,500	1.08%
Eustace Frederick	73	Member, West Virginia House of Delegates; formerly Senior Vice President, Consolidation Coal Company; Director of the Company since 1987.	3,200	(2)	1,500	*
B. L. Jackson	79	Formerly, President, The First National Bank of Bluefield. Chairman of the Board of the Company. Director of the Company since 1983.	14,791	(3)	1,500	*
Robert M. Jones	51	Physician and Surgeon. Vice Chairman of the Board of the Company. Director of the Company since 1993.	76,370		1,500	3.84%
Marshall S. Miller	61	President, Marshall Miller & Associates, Director of the Company since 2000.	2,600		1,500	*
Charles A. Peters	81	Formerly President, Peters Equipment, Inc. Secretary of the Company. Director of the Company since 1983.	13,260	(4)	1,500	*
John H. Shott	55	Attorney, Shott, Gurganus, Williamson and Magann. Director of the Company since 1999.	5,725		1,500	*
Scott H. Shott	77	Vice President, The Hugh I. Shott, Jr., Foundation. Director of the Company since 1985.	27,009		1,500	1.36%
Walter L. Sowers	64	Chairman and CEO, Pemco Corporation, Manufacturer of Electrical Products. Director of the Company since 1983.	7,451		1,500	*
Wm. Chandler Swope	61	President, Swope Construction Company. Director of the Company since 2001.	2,100	(5)	1,500	*

Name and Age as of the April 20, 2004 Meeting Date		Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock and Options

			Shares		Options	%
J. Brookins Taylor	77	Physician. Director of the Company since 1984.	35,796	(6)	1,500	1.80%

Frank W. Wilkinson	42	Executive Vice President and Chief Operating Officer, First Century Bank, N.A. Director of the Company since 1996.	15,350	(7)	6,175	*

R. W. Wilkinson	71	President and Chief Executive Officer of the Company and First Century Bank, N.A. Director of the Company since 1983.	216,500	(8)	25,820	10.87%

*	Indicates the Director owns less than 1% of the Company’s issued and outstanding shares.

(1)	Includes 21,000 shares owned of record by Mr. Cole. Also, includes 500 shares owned of record by Mr. Cole’s wife.

(2)	Includes 2,000 shares owned of record by Mr. Frederick. Also, includes 1,200 shares owned of record by Mr. Frederick’s children.

(3)	Includes 8,156 shares owned of record by Mr. Jackson. Also, includes 5,928 shares owned of record by Mr. Jackson’s wife and 707 shares owned of record by Mr. Jackson’s children.

(4)	Includes 11,255 shares owned of record by Mr. Peters. Also, includes 2,005 shares owned of record by Mr. Peters’ wife.

(5)	Includes 1,600 shares owned of record by Mr. Swope. Also includes 500 shares owned of record by Mr. Swope’s wife.

(6)	Dr. Taylor disclaims beneficial ownership of 35,196 shares which shares are held in trust for the benefit of Dr. Taylor’s wife.

(7)	Includes 10,550 shares owned of record by Mr. Wilkinson. Also includes 4,650 shares owned by Mr. Wilkinson’s children and 150 shares owned by Mr. Wilkinson’s wife.

(8)	Includes 196,500 shares owned of record by Mr. Wilkinson. Also includes 20,000 shares owned of record by Mr. Wilkinson’s wife, as to which Mr. Wilkinson disclaims beneficial ownership.

Effective April 1, 2004, B. K. Satterfield will retire from the Company. We are grateful to Mr. Satterfield for his dedicated service as a board member, Executive Vice President and Trust Officer, and we thank him for the commitment of his time and talent on behalf of First Century.

ITEM 2—APPROVAL OF AUDITORS

The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent auditors for 2004 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2003 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on p. 11 of these Annual Meeting Materials.

Representatives of Pricewaterhouse-Coopers LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

The Board of Directors recommends a vote FOR the approval of PricewaterhouseCoopers LLP as our independent auditors for the year 2004.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of three independent directors. The members of the Audit and Compliance Committee are Eustace Frederick, B. L. Jackson and Walter L. Sowers.

The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2003, and discussed them with Management and the Company’s independent accountants, PricewaterhouseCoopers LLP. The Audit and Compliance Committee also has discussed with the independent accountants the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 90.

The Audit and Compliance Committee has received from the independent accountants the written disclosures and letter required by the Independence Standards Board Standard No. 1, and the Audit and Compliance Committee has discussed with the accountants their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2003, be included in the Company’s Annual Report on Form 10-K for that fiscal year.

In connection with new standards for independence of the Company’s external auditors issued by the Securities and Exchange Commission, during the 2002 fiscal year, the Audit and Compliance Committee will consider in advance whether the provision of any non-audit services by the Company’s independent accountants is compatible with maintaining such independence.

Fees Paid to Independent Auditor

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP to perform an audit of the Company’s annual financial statements for the years ending December 31, 2002 and December 31, 2003, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

Fees to PricewaterhouseCoopers LLP

	2002	2003
Audit Fees(1)	$77,500	$95,938
Audit-Related Fees(2)	$9,500	$13,686
Tax Fees(3)	$13,250	$20,140
All Other Fees(4)	—	—

Total Fees	$100,250	$129,764

All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and pre-approved by the Audit and Compliance Committee. The Audit and Compliance Committee’s pre-approval policy with respect to non-audit services is shown as Appendix A to these Annual Meeting materials.

(1) Audit Fees—These are fees for professional services performed by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements and review of the financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees—These are for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance or review of the Company’s financial statements. This includes: employee benefit and compensation plan review; and consulting on financial accounting/reporting standards.

(3) Tax Fees—These are fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4) All Other Fees—These are fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet the above category descriptions.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. For more information concerning the Company’s Audit and Compliance Committee, see p. 4 of these Annual Meeting materials.

THE AUDIT AND COMPLIANCE COMMITTEE

Eustace Frederick

B. L. Jackson

Walter L. Sowers

EXECUTIVE COMPENSATION

Cash Compensation

Executive officers of the Company are not compensated for services rendered to the Company. Executive officers of its subsidiaries are compensated for services rendered. The table below sets forth the cash compensation of the Company’s Chief Executive Officer and the four most highly compensated executive officers of First Century Bankshares, Inc. earning $100,000 or more for the years ended December 31, 2003, 2002, and 2001.

Summary Compensation Table

	Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary		Bonus (1)		Other Compensation (2)	Securities Underlying Options	All Other (3)
R. W. Wilkinson Chairman, President and CEO	2003 2002 2001	$ $ $	228,477 223,260 215,550	$ $ $	106,805 92,376 93,786			$ $ $	66,986 62,132 57,769

Byron K. Satterfield Executive Vice President and Trust Officer	2003 2002 2001	$ $ $	115,500 115,500 115,500	$ $ $	2,635 2,611 16,629			$ $ $	20,406 19,906 18,130

Frank W. Wilkinson Executive Vice President and Chief Operating Officer	2003 2002 2001	$ $ $	114,840 111,720 97,035	$ $ $	12,304 10,316 11,866			$ $ $	4,775 3,014 3,000

John P. Beckett Senior Vice President and	2003 2002	$ $	113,871 110,829	$ $	10,685 19,198				$6,000
Trust Officer	2001		$36,668		$48,599				—

J. Ronald Hypes Chief Financial Officer	2003 2002 2001	$ $ $	96,852 93,324 90,804	$ $ $	9,998 8,690 11,033			$ $ $	4,800 4,800 4,800

(1)	The amounts in the Bonus column include cash bonuses paid pursuant to The Executive Bonus Plan. As indicated, the bonus column also reflects amounts accrued in 2002 but paid in 2003. Mr. R. W. Wilkinson received the following amounts under this plan: $11,443 (for bonus accrued and paid in 2003); $21,625 (for bonus accrued in 2002 and paid in 2003); $20,259 (for bonus accrued and paid in 2002); $26,136 (for bonus accrued and paid in 2001). Mr. Satterfield received the following amounts under this plan: $13,860 (for bonus accrued and paid in 2001). Mr. F. W. Wilkinson received the following amounts under this plan: $5,832 (for bonus accrued and paid in 2003); $6,472 (for bonus accrued in 2002 and paid in 2003); $10,316 (for bonus accrued and paid in 2002); and $11,866 (for bonus accrued and paid in 2001). Mr. Beckett received the following amounts under this plan: $5,779 (for bonus accrued and paid in 2003); $4,763 (for bonus accrued in 2002 and paid in 2003); $10,231 (for bonus accrued and paid in 2002); and $4,400 (for bonus accrued and paid in 2001). Mr. Hypes received the following amounts under this plan: $4,950 (for bonus accrued and paid in 2003); $4,928 (for bonus accrued in 2002 and paid in 2003); $8,552 (for bonus accrued and paid in 2002); and

$11,033 (for bonus accrued and paid in 2001). Additionally, under a split-dollar life insurance arrangement, Mr. R. W. Wilkinson received the following bonus amounts to be applied to the cost of insurance: 2003—$73,738, 2002—$72,117; and 2001—$67,650. Mr. Satterfield received the following amounts under a similar split-dollar life insurance arrangement: 2003—$2,635; 2002—$2,610; and 2001—$2,769. Mr. Beckett received the following amounts under a relocation reimbursement arrangement: 2002—$8,967; and 2001—$44,198.

(2)	The Corporation provides certain personal benefits to officers not directly related to job performance, such as personal use of automobiles and the portion of club dues and fees which may be attributable to personal use. Management of the Corporation has concluded that the aggregate amounts of such personal benefits do not exceed the lesser of either $50,000 or 10% of total salary and bonus for any individual officer.

(3)	Includes amounts contributed by the Corporation pursuant to its qualified 401(k) retirement savings plan as follows: Mr. R. W. Wilkinson, 2003—$6,000, 2002—$5,500; and 2001—$5,250; Mr. Satterfield, 2003—$6,000, 2002—$5,500; and 2001—$5,250; Mr. F. W. Wilkinson, 2003—$4,775, 2002—$3,000, and 2001—$3,000; ; Mr. Beckett, 2003—$6,000; and Mr. Hypes, 2003—$4,800, 2002—$4,800, and 2001—$4,800. Additionally, the current dollar value of the benefit to executive officers of the remainder of the premiums paid by the Corporation under a split-dollar life insurance arrangement, projected on an actuarial basis, is as follows: Mr. R. W. Wilkinson, 2003—$60,986, 2002—$56,632, and 2001—$52,519; and Mr. Satterfield, 2003—$14,406, 2002—$14,406, and 2001—$12,880. The following amounts were received for account referrals: Mr. Frank W. Wilkinson, 2002—$14.00; Mr. Beckett—2003—$143; and Mr. Hypes, 2003—$120, and 2002—$138.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Please see the glossary at the end of this report for definitions of the capitalized terms used in this report which have not already been defined in this Proxy Statement.

Overview of Compensation Philosophy

The Committee establishes the salaries and other compensation of the executive officers of the Company, including its President and CEO and other Named Executive Officers. The Committee consists entirely of independent Directors who are not officers or employees of the Company.

The Company’s executive compensation program is designed to:

•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and

•	encourage ownership of Company common stock by executive officers.

As discussed below, the program consists of, and is intended to balance, three elements:

•	Salaries . Salaries are based on the Committee’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions.

•	Executive Annual Incentive Awards. Executive Annual Incentive Awards are based on an evaluation of both individual and Company performance against qualitative and quantitative measures.

•	Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock.

Evaluation of Executive Performance

The Committee does not usually rely solely on predetermined formulae or a limited set of criteria when it evaluates the performance of the President and CEO and the Company’s other executive officers. Instead, the Committee considers:

•	management’s overall accomplishments;

•	the accomplishments of the individual executives;

•	the Company’s financial performance; and

•	other criteria discussed below.

In 2003, management continued to effectively implement its long-term strategies, which included:

•	continued enhancement of the asset quality of the loan portfolio;

•	enhancement of credit underwriting policies and procedures.

•	growth and expansion of nontraditional bank products.

The Committee believes that the success of these strategies is evidenced by:

•	the Company’s financial performance in 2003;

•	reduction in provisions of loan losses and non-performing assets;

•	the implementation of underwriting policies and practices to identify more accurately problem loans.

•	the implementation of underwriting policies and practices to enhance the quality of new loans.

•	the Company’s ongoing affiliation with Bankers Insurance Corp., a multi-bank owned insurance agency to offer a full-range of insurance products.

Total Compensation

Target total compensation levels of Company executives are established with consideration given to an analysis of competitive market total compensation. The total compensation package for each executive is then broken down into the basic components indicated above and discussed in more detail below. In recent years, the Committee has been directing a shift in the mix of the Company’s executive compensation towards incentive compensation, with proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Committee intends to continue this emphasis in 2003. Based on available public data, the total compensation of Mr. Wilkinson and the other Named Executive Officers generally fell in the median of total compensation paid by the Peer Group to their executives holding equivalent positions. The Committee believes that position was consistent with the performance of the Company compared to the Peer Group.

Salaries

In setting salaries, the first element of executive compensation, the Committee did not use a predetermined formula. Instead, the 2003 salaries of the President and CEO and the other executive officers were based on:

•	The Committee’s evaluation of each officer’s individual job performance;

•	an assessment of the Company’s performance; and

•	a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions.

President and CEO. Mr. R. W. Wilkinson’s salary in 2003 totaled $228,477. Compensation for 2004 has not been set. It is anticipated that Mr. Wilkinson’s salary will be adjusted for inflation.

Other Named Executive Officers. The 2003 salaries of Messrs. Satterfield, F. W. Wilkinson, Beckett and Hypes, the other Named Executive Officers, are shown in the “Salary” column of the Summary Compensation Table.

Executive Annual Incentive Awards

The second element of the executive compensation program is the Executive Bonus Plan.

The Board of Directors adopted the Executive Bonus Plan in 1998. Under the terms of this plan, the Board awards a bonus based on a formula which considers the return of average assets and overall growth of the Company.

For 2003, an annual incentive award of $33,067 (of which $21,625 was accrued in 2002 and paid in 2003) for Mr. R. W. Wilkinson was approved by the Committee and confirmed by the Board. The Annual Incentive Awards for 2003 paid to each of the Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation—Stock Option Plan

In 1998, Mr. R. W. Wilkinson and the other executive officers became eligible to participate in the Company’s long-term incentive compensation program, the third element of executive compensation. As discussed below, the program consisted of stock option grants which would be made under the Company’s Stock Option Plan.

President and CEO. There were no stock options granted in 2003.

Other Named Executive Officers. There were no stock options granted in 2003.

Glossary

Committee. The Executive Compensation Committee of the Board of Directors which is comprised of the non-employee members of the Executive committee.

Executive Bonus Awards. These awards are annual cash payments which may be awarded by the Committee pursuant to the Company’s Bonus Plan which sets a maximum award to each executive officer on the basis of both Company performance and individual performance over the prior year. Qualitative and quantitative performance indicators are used to serve as the basis for an assessment of the performance of the executive officers and are determined by the Committee (and approved by the Board in the case of the CEO) at the beginning of the performance period.

Stock Options. Stock options granted under the Company’s Stock Option Plan to a select group of management employees are considered to have a substantial impact on the Company’s operations. Employee Stock Options of the named Executive Officers and all other executive officers will vest over a five (5) year period with twenty percent (20%) of the options vesting each year.

Named Executive Officers. This refers to the CEO and four highest executive officers of the Company who earn salaries and bonuses in excess of $100,000.

Peer Group. This group consists of a national peer group of banks with assets of 200—500 million dollars.

THE EXECUTIVE COMPENSATION COMMITTEE

Robert M. Jones

Charles A. Peters

Scott H. Shott

Employment Agreements

Effective January 10, 2002, First Century Bankshares, Inc. entered into an employment agreement with Byron K. Satterfield (the “Agreement”). Pursuant to the Agreement, the Company agreed to employ Mr. Satterfield part-time to perform various banking services similar and related to those he has performed previously with the Bank. The term of the Agreement commenced on January 10, 2002, and continued through April 1, 2004 (the “Term”). Commencing on April 2, 2004, and continuing until April 1, 2009 (the “Consulting Period”), the Company also agreed to retain Mr. Satterfield part-time as a consultant for the Bank, performing certain tasks discussed more fully below.

The Term or Consulting Period is immediately terminated by various events, including the following:

•	Mr. Satterfield’s death or resignation;

•	Fraudulent or criminal conduct of a material nature by Mr. Satterfield;

•	Mr. Satterfield’s willful material malfeasance or material neglect of duties assigned by the Bank, provided such a willful malfeasance or neglect is not cured by Mr. Satterfield within seven (7) days after written notice thereof by the Company;

•	Mr. Satterfield moving his primary domicile outside of Bluefield, West Virginia;

•	Failure by Mr. Satterfield to support Bank’s or Company’s strategic plans or any other management policies under such plans or policies which have been approved by the Bank’s or Company’s board of directors, as appropriate; or

•	Mr. Satterfield’s incapacity by reason of physical or mental condition that prevents him from performing his duties for a period of one hundred and eighty (180) consecutive days, or a total of one hundred and eighty (180) days out of any three hundred and sixty (360) day period.

During the Term, the Bank will pay Mr. Satterfield an annual salary equal to his current salary. During the Consulting Period, Bank will pay Mr. Satterfield Fifty Thousand Dollars ($50,000) per year. In the event of the death or disability of Mr. Satterfield during the Term, Mr. Satterfield, or his estate, shall be entitled to compensation in the amount of Two Hundred and Fifty Thousand Dollars ($250,000). In the event of the death or disability of Mr. Satterfield during the Consulting Period, Mr. Satterfield’s estate is entitled to the difference between Two Hundred and Fifty Thousand Dollars ($250,000), and the gross amount of compensation paid to him during the Consulting Period.

During the Term, Mr. Satterfield is also entitled to certain fringe benefits, including:

•	Participation in employee benefit plans, including any retirement plans, health plans, and disability insurance plans;

•	Title to the automobile used by Mr. Satterfield when the Agreement was signed; and

•	Payment of Mr. Satterfield’s dues for club memberships.

In addition, during the Term and the Consulting Period, the Bank shall take all steps to maintain the Executive Split-Dollar Life Insurance Agreement and Plan, in compliance with the terms of the Agreement and Plan. During the Term, Company agrees to pay a bonus to Mr. Satterfield equal to the cost of the premium for such policy. After the Term and during the Consulting Period, Mr. Satterfield shall be solely responsible for payment of such premium.

In addition, during the Term, the Bank will provide Mr. Satterfield with an annual medical physical with a doctor of his choice (less any such expenses payable by health insurance). During the Term, Mr. Satterfield will also participate in the flexible spending plan of Bank.

Under the Agreement, Mr. Satterfield will also continue to be covered under all health insurance plans of the Bank during the Term. During the Consulting Period, Bank is required to take all reasonable steps to allow Mr. Satterfield to elect to participate in such health insurance coverage as is made available to retired employees of the Bank including, but not limited to, continued health insurance and/or supplemental insurance to Medicare for Mr. Satterfield’s wife. In the event that Mr. Satterfield dies during the term, the Bank shall provide his wife with coverage comparable to that available to spouses of retired employees under applicable terms and conditions.

Finally, Mr. Satterfield’s rights and obligations under the Company Stock Option Plan shall continue.

First Century Bankshares, Inc. Plans

Retirement Savings Plan. The Company maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employee contributions were matched by the Company at a rate of fifty percent (50%) of the employee contribution for 2003.

Pension Plan. The Company and its subsidiary have maintained a qualified, noncontributory pension plan for which each year’s accrued costs are funded by the Bank. This Plan was amended January 1, 1989, to incorporate any new subsidiaries which may become associated with the Company. In addition, the benefit formula of the Plan was amended in 2003 to reduce the benefit multiplier from 1.9% to 1.0% and to eliminate the final average pay feature. These amendments will lower each future year’s benefit accrual and will stop the growth of the past service benefit that resulted from benefits being based on final average pay. Amounts are accrued or set aside each fiscal year to provide fixed benefits to employees in the event of retirement at a specified age after a specified number of years of service. The amount of estimated annual benefits upon retirement assumes that the employee will continue to be employed at his or her present compensation until retirement at age 65.

All employees who have attained the age of 22 and who have been employed for at least six (6) months are eligible to participate. Benefits are determined on an actuarial basis under a formula which takes into consideration the participant’s years of service and average earnings.

The cost of contributions to the plan is not included in the table contained under the caption “Executive Compensation” because the regular actuaries of the plan cannot readily calculate the amount of the contribution applicable to individual members of the plan.

Mr. R.W. Wilkinson received a lump-sum distribution from the Plan in 2003 of $1,264,385.26.

The table set forth below illustrates the estimated annual retirement benefits payable to salaried employees, based on approximate current salary levels, assuming retirement at age 65 on January 1, 2004.

Pension Plan Table

Career Average Compensation	Years of Service
	15	20	25	30	35	40
$ 15,000	$4,150	$5,575	$7,000	$8,425	$9,850	$11,275
$ 25,000	$6,900	$9,275	$11,650	$14,025	$16,400	$18,775
$ 35,000	$9,650	$12,975	$16,300	$19,625	$22,950	$26,275
$ 45,000	$12,425	$16,700	$20,975	$25,250	$29,525	$33,800
$ 55,000	$15,175	$20,400	$25,625	$30,850	$36,075	$41,300
$ 65,000	$17,950	$24,125	$30,300	$36,475	$42,650	$48,825
$ 75,000	$20,700	$27,825	$34,950	$42,075	$49,200	$56,325
$ 85,000	$23,450	$31,525	$39,600	$47,675	$55,750	$63,825
$ 95,000	$26,225	$35,250	$44,275	$53,300	$62,325	$71,350
$105,000	$28,975	$38,950	$48,925	$58,900	$68,875	$78,850
$115,000	$31,750	$42,675	$53,600	$64,525	$75,450	$86,375
$125,000	$34,500	$46,375	$58,250	$70,125	$82,000	$93,875
$135,000	$37,250	$50,075	$62,900	$75,725	$88,550	$101,375
$145,000	$40,025	$53,800	$67,575	$81,350	$95,125	$108,900
$150,000	$41,400	$55,650	$69,900	$84,150	$98,400	$112,650
$155,000	$42,775	$57,500	$72,225	$86,950	$101,675	$116,400
$160,000	$44,150	$59,350	$74,550	$89,750	$104,950	$120,150
$170,000	$46,925	$63,075	$79,225	$95,375	$111,525	$127,675

As of December 31, 2003, Mr. Satterfield had 40 credited years of service, Mr. F. W. Wilkinson had 13 credited years of service, Mr. Hypes had 19 credited years of service, and Mr. Beckett had 2 credited years of service under the pension plan.

STOCK OPTION GRANTS IN 2003

There were no options to purchase our common stock granted to any applicable Named Executive Officer in 2003.

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table sets forth certain information regarding individual exercises of stock options during 2003 by each applicable Named Executive Officer.

	Aggregate Stock Option Exercises in 2003 and 12/31/2003 Stock Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of 1998 Unexercised Stock Options at 12/31/2003 Exercisable/ Unexercisable	Number of 2002 Unexercised Stock Options at 12/31/2003 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Stock Options at 12/31/2003 ($)(1) Exercisable/ Unexercisable
R. W. Wilkinson	0	0	23,820/0	2,000/8,000	$49,685/$32,000
Byron K. Satterfield	0	0	7,395/0	500/0	$14,941/0
Frank W. Wilkinson	0	0	5,175/0	1,000/4,000	$13,056/$16,000
John P. Beckett, Jr.	0	0	0/0	500/2,000	$2,000/$8,000
J. Ronald Hypes	0	0	5,020/0	1,000/4,000	$12,785/$16,000

(1)	The “Value of Unexercised in-the-Money Options at 12/31/2003” is equal to the difference between the Exercise Price of the Options issued in 1998 (the “1998 Options”) of $20.25 plus the Exercise Price of the Options issued in 2002 (the “2002 Options”) of $18.00 and the Company’s Common Stock Closing Price on December 31, 2003 of $22.00.

PERFORMANCE GRAPH

This graph compares our total shareholder returns (assuming reinvestment of dividends), the NASDAQ stock index and the Carson Medlin Company’s Independent Bank Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 22 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

	1998	1999	2000	2001	2002	2003
FIRST CENTURY BANKSHARES, INC.	100	76	60	74	93	117
INDEPENDENT BANK INDEX	100	94	89	110	136	176
NASDAQ INDEX	100	185	112	89	61	92

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information concerning the Company’s Executive Officers.

Name	Age	Year Appointed	Present Position and Business Experience During the Last Five Years

B. L. Jackson	79	1983	Chairman of the Corporation

R. W. Wilkinson	71	1983	President and Chief Executive Officer of the Corporation and First Century Bank, N.A.

Charles A. Peters	81	1983	Secretary of the Corporation

Frank W. Wilkinson	42	1996	Executive Vice President and Chief Operating Officer, First Century Bank, N.A.

William E. Albert	52	1984	Assistant Secretary of the Corporation; Senior Vice President and Cashier, First Century Bank, N.A.

J. Ronald Hypes	42	1994	Treasurer of the Corporation; Senior Vice President and Chief Financial Officer, First Century Bank, N.A.

Jeffery L. Forlines	48	1998	Senior Vice President and Chief Credit Officer, First Century Bank, N.A.

John P. Beckett, Jr.	54	2002	Senior Vice President and Trust Officer, First Century Bank, N.A. since 2001; Senior Vice President & Trust Officer of American National Bankshares in Danville, Virginia (July, 2000 through September, 2001); Senior Vice President of One Valley Bank (prior to July, 2000)

Christina H. Naylor	34	2003	Senior Vice President; Branch Administration, First Century Bank, NA since 2003; Vice President, Deposit Operations prior to 2003.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to its Chief Executive Officer, its Treasurer and other Senior Executive Officers. Both R. W. Wilkinson, the President and Chief Executive Officer, and J. Ronald Hypes, the Treasurer of the Company have executed the Code of Ethics. A copy of the Code of Ethics is attached as an Exhibit to the Company’s Annual Report on Form 10-K.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 1, 2004, the persons or entities who to the best information and knowledge of the Corporation, beneficially own more than 5% of the outstanding shares of the Corporation’s common stock. Except where otherwise indicated, the following stockholders are the record owners of, and possess sole voting and investment powers with respect to, all of their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. W. Wilkinson 2207 Orchard Way Bluefield, West Virginia 24701	216,500	(1)	10.87%

The Ethel N. Bowen Foundation 500 Federal Street Bluefield, West Virginia 24701	130,000	(2)	6.53%

(1)	Includes 196,500 shares owned of record by Mr. Wilkinson. Also includes 20,000 shares owned of record by Mr. Wilkinson’s wife, as to which Mr. Wilkinson disclaims beneficial ownership.

(2)	These shares are held by First Century Bank, N.A. as a safekeeping custodian for The Ethel N. Bowen Foundation. The Ethel N. Bowen Foundation is a private charitable foundation, the affairs of which are governed by a board of directors composed of six persons. Four of these directors are also directors of First Century Bankshares, Inc. and First Century Bank, N.A. and include: B. L. Jackson, Jr., B. K. Satterfield, F. W. Wilkinson, and R. W. Wilkinson. The fifth director, Jeffery L. Forlines, is an executive officer of the Corporation. The sixth director is Henry C. Bowen.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS AND

OTHER BUSINESS OF SHAREHOLDERS

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2005 Annual Meeting of Share-holders must be received by us, Attention: Secretary, at our principal executive offices by December 31, 2004 for inclusion in the proxy statement and form of proxy relating to that meeting.

Stock Transfers

Current market quotations for the common stock of First Century Bankshares, Inc. are available on the OTC Bulletin Board under the symbol “FCBS”.

If you would like information about firms that make a market in our stock, you may contact J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701, or e-mail rhypes@firstcentury.com

FORM 10-K

The company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the company’s Annual Report on Form 10-K for 2003. Requests for copies of such report should be directed to J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

March 26, 2004

Appendix A

First Century Bankshares, Inc.

Audit Committee Pre-Approval Policy and Procedures

Scope:

This document describes the process under which First Century Bankshares, Inc. Audit Committee will approve all audit and non-audit services of its independent auditors, including the principal independent auditor, PricewaterhouseCoopers, LLP, and any other auditor performing a statutory audit for a foreign subsidiary.

Process:

The Audit Committee must preapprove all services and associated fees provided to First Century Bankshares, Inc. and its consolidated subsidiaries by the company’s independent auditor. In evaluating services associated with this preapproval process, the following guidelines will be used to avoid situations that will affect the independence of the First Century Bankshares’ independent auditor:

•	The auditor cannot audit his or her own work;
•	The auditor cannot function as a part of management; and
•	The auditor cannot serve in an advocacy role for First Century Bankshares, Inc.

Consistent with the rules of the United States Securities and Exchange Commission (SEC), proposed services provided by First Century Bankshares’ auditor will be evaluated by grouping the services fees under one of the following four categories: (1) Audit Service Fees, (2) Audit-Related Service Fees, (3) Tax Service Fees, and (4) All Other Service Fees. For purposes of assigning proposed services into one of these categories, the following definitions are provided:

(1)	Audit Services are services necessary only to be complete the basic audit, sign the audit opinion, and perform the required quarterly reviews. This category is intended to include those services specifically required under United States Generally Accepted Auditing Standards. This category would also include services that generally only the auditor can reasonably provide such as comfort letters, statutory audits, attest services, consents and assistance with and review of document filed with the SEC. This work is typically done by the audit engagement team.

(2)	Audit-Related Services are assurance and related services that are traditionally performed by the independent auditor. These services would include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, internal control reviews and associated recommendations for improvement, and consultations concerning financial accounting and reporting standards and implications on First Century Bankshares, Inc.

(3)	Tax Services would include tax compliance, consultation and planning services provided by the professional staff in the independent auditor’s tax division. Tax compliance services generally involve preparation of original and amended tax returns, claims for refund and tax payment-planning services. Tax consultation and tax planning services encompass a diverse range of services and generally include assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans, requests for rulings or technical advice from taxing authorities and assistance with collecting data for tax audits.

(4)	All Other Services would include services that do not fit into the definition of the three previous categories.

All proposed services to be performed by the independent auditors shall be discussed and approved at audit committee meetings for which there is a quorum of audit committee members. The audit committee will delegate to one audit committee the authority to preapprove a service provided to First Century Bankshares, Inc. independent auditor for cases where there is a need to get preapproval on a time urgent basis. In cases where the delegate preapproves a service provided by the independent auditor, approval shall be documented either by signature on a hard copy or by an email and this service must still be discussed and ratified at the next audit committee meeting. In all cases where approval is sought, the audit committee shall have available a schedule of fees approved to date by category for the current and prior years for reference.

The information presented to the audit committee relating to a proposed service should be sufficiently detailed so that the audit committee is informed about the particular service to be provided.

Prohibited Services:

The following services are considered to be in conflict with the three guidelines listed above and, therefore, will not be provided by First Century Bankshares, Inc. auditor:

•	bookkeeping or other services related to the accounting records or financial statements of First Century Bankshares, Inc.;
•	financial information systems design and implementation;
•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	actuarial services;
•	internal audit outsourcing services;
•	management functions or human resources;
•	broker or dealer, investment adviser, or investment banking services;
•	legal services and expert services unrelated to the audit; and
•	any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

In addition, First Century Bankshares, Inc. will not engage such independent auditor to perform services that fall within the All Other Services category if, by performing this service, the auditor’s independence is impaired or creates a conflict with the guidelines specified above. Hence, it is desire to eliminate or minimize engaging its independent auditors to perform services for the Bank that fall within the All Other Services category. First Century Bankshares, Inc. may also be prohibited from using the company’s independent auditor for any service as resolved by the audit committee.

Note: An exemption may be granted by the PCAOB for First Century Bankshares’ independent auditor to provide the exempted services listed above as allowed by Section 10A of the Securities Exchange Act of 1934, as amended by Section 201 of the Sarbanes-Oxley of 2002.

2

Discussion Schedule:

The following schedule sets the Audit Committee meeting date in which certain specified services performed by the independent auditor shall be discussed:

Service	Category	Meeting Date
Annual audit of the current year’s financial statements	Audit	November
Quarterly reviews for the upcoming year	Audit	February
Statutory audits for the prior year’s statutory financial statements	Audit	February
Estimated consultation concerning financial accounting and reporting standards	Audit-related	February
Domestic and international tax compliance services (VAT, GST, etc.)	Tax	November
Estimated tax consultation services	Tax	November

Updates to the timing and fees of these proposed services will be discussed at the subsequent audit committee meetings. All other services will be scheduled on an as-needed basis.

Reporting:

Management shall provide the Audit Committee with yearly reports of all service fees by category incurred from First Century Bankshares’ independent auditor during the current fiscal year together with forecasts of additional services anticipated during the remainder of the year. These current year figures shall be shown with comparable figures during the prior year for reference.

Time Urgent Services Exception:

From time to time, First Century Bankshares’ independent auditor may be engaged to perform services for the Company on a time urgent basis. For this purpose, the Audit Committee Chairman may preapprove services to be performed by the independent auditor up to $50,000 so long as the services would not be prohibited by the guidelines of this policy. These services should promptly be presented to the Audit Committee for approval no later than the next schedule Audit Committee meeting.

Review:

First Century Bankshares, Inc. shall review this process regularly to ensure it is consistent with current legislation and rules of the SEC.

REVOCABLE PROXY

X PLEASE MARK VOTES

AS IN THIS EXAMPLE

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF FIRST CENTURY BANKSHARES, INC.

The undersigned stockholder(s) of FIRST CENTURY BANKSHARES INC., hereby appoints and constitutes CHARLES A. PETERS, JOHN H. SHOTT, WM. CHANDLER SWOPE AND FRANK W. WILKINSON, or any one of them, but if more than one present, a majority of them present, to act as lawful attorney or proxy of the undersigned, with the power of substitution for and in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 20, 2004, at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia, at 11:00 a. m. or any adjournment thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:

Please be sure to sign and date Date

this Proxy in the box below.

Stockholder sign above Co-holder (if any) sign above

With- For All

For hold Except

1. To elect thirteen (13) directors of the Corporation

for terms of one year, and until their successors

are elected and qualified.

Paul Cole, Jr. Charles A. Peters Wm. Chandler Swope

Eustace Frederick John H. Shott J. Brookins Taylor, M. D.

B. L. Jackson, Jr. Scott H. Shott Frank. W. Wilkinson

Robert M. Jones, M.D. Walter L. Sowers R. W. Wilkinson

Marshall S. Miller

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

For Against Abstain

2. To ratify the selection of the firm of

PricewaterhouseCoopers, LLP, as independent

auditors of the Corporation for the fiscal year

ending December 31, 2004.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted ratably FOR Proposal 1 and will be voted FOR Proposal 2.

I/We will attend the Annual Meeting

(When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.)

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST CENTURY BANKSHARES, INC.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH

THE PROXY IN THE ENVELOPE PROVIDED.